Exhibit 23.1

June 12, 2023

UNITED AIRLINES, INC.

233 South Wacker Drive

Chicago, IL 60606

Re:	Preliminary Prospectus Supplement, dated June 12, 2023, to the Prospectus dated November 17, 2020, included in Registration Statement No. 333-250153 of United Airlines, Inc. and United Airlines Holdings, Inc.

Ladies and Gentlemen:

We consent to the use of the report, dated as of March 31, 2023 prepared by us with respect to the aircraft referred to in the Preliminary Prospectus Supplement referred to above, to the summary of such report in the text under the headings “Prospectus Supplement Summary—Equipment Notes and the Aircraft”, “Risk Factors—Risk Factors Relating to the Certificates and the Offering—The Appraisals are only estimates of Aircraft value” and “Description of the Aircraft and the Appraisals—The Appraisals” in such Preliminary Prospectus Supplement and to the references to our name under the headings “Description of the Aircraft and the Appraisals—The Appraisals” and “Experts” in such Preliminary Prospectus Supplement. We also consent to such use, summary and references in the Final Prospectus Supplement relating to the offering described in such Preliminary Prospectus Supplement, to the extent such use, summary and references are unchanged.

Sincerely,

AVIATION SPECIALISTS GROUP

/s/ Fred J. Klein
Name:	Fred J. Klein
Title:	President